Amendment to Investment Subadvisory Agreement

Dated November 1, 2014

WHEREAS, Aspiriant, LLC and AQR Capital Management, LLC entered into an Investment Subadvisory Agreement dated November 29, 2012 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to modify Exhibit A thereto effective as of November 1, 2014.

NOW, THEREFORE, pursuant to Section 9 of the Agreement, the parties hereto agree to amend the Agreement by deleting the existing Exhibit A in its entirety and replacing it with the following:

Exhibit A

Each fee will be based on the average daily net assets of the portion of the assets of the Fund managed by the Subadviser, and calculated as described in Section 4 of the Agreement.

Name of Series & Strategy	Sub-Advisory Fee Schedule
Aspiriant Risk-Managed Global Equity Fund – “Tax Managed Global Enhanced Strategy”	Asset Level	Sub-Advisory Fee

Aspiriant Risk-Managed Global Equity Fund – “Tax Managed Emerging Defensive Strategy”	Asset Level	Sub-Advisory Fee

AGREED AND ACCEPTED:

AQR Capital Management, LLC

By:	/s/ Nicole DonVito
Nicole DonVito
Senior Counsel & Head of Registered Products

Aspiriant, LLC

By:	/s/ Rob Francais
Rob Francais
Chief Executive Officer

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